UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FirstEnergy Corp.
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(The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock.)

76 South Main Street Akron, Ohio 44308

Charles E. Jones

President and Chief Executive Officer

April 1, 2016

Dear FirstEnergy Shareholder:

As President and Chief Executive Officer, and as a member of your Board of Directors, I am dedicated to representing your interests and enhancing the value of your investment in FirstEnergy. As described in FirstEnergy’s definitive proxy statement for the 2016 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission earlier today, in December, FirstEnergy’s Ohio utilities filed a comprehensive settlement in support of its Powering Ohio’s Progress Electric Security Plan IV (ESP IV) at the Public Utilities Commission of Ohio (PUCO). I am pleased to provide you with the following update regarding ESP IV, which you should read in conjunction with the definitive proxy statement and our other Securities and Exchange Commission filings.

On March 31, 2016, the PUCO approved ESP IV, with certain modifications. The approved plan is the result of a comprehensive settlement reflecting the diverse interests and concerns of 17 signatories, including the PUCO staff and parties that represent residential, low-income, commercial and industrial customers, as well as competitive energy suppliers, schools and organized labor.

The plan will establish electric service for customers of FirstEnergy’s Ohio utilities – Ohio Edison, Cleveland Electric Illuminating and Toledo Edison – over an eight-year period from June 1, 2016, through May 31, 2024. It outlines a series of steps to help safeguard customers against rising energy prices in future years, preserve key power plants that serve Ohio customers, reinstate energy efficiency programs, and evaluate smart grid technologies, and it includes a goal to reduce carbon dioxide emissions by at least 90 percent below 2005 levels by 2045. The PUCO also added certain additional customer protections.

The plan outlines a new retail rate stability provision related to an eight-year Purchased Power Agreement (PPA) with the Davis-Besse Nuclear Power Station in Oak Harbor, Ohio, the W.H. Sammis Plant in Stratton, Ohio, and a portion of the output of Ohio Valley Electric Corporation units in Gallipolis, Ohio, and Madison, Indiana. This arrangement will keep a diverse set of fuel sources available to generate electricity, rather than risking more plant closures that put our region at risk of higher energy prices in the years ahead.

As described in the definitive proxy statement, a complaint was filed at the Federal Energy Regulatory Commission (FERC) requesting a review of the PPA and parties expressed an intention to challenge in the courts and/or before FERC, the PPA or PUCO approval of ESP IV. As of the date of this letter, the complaint at FERC remains pending. FirstEnergy intends to vigorously defend against such challenges and continues to believe in the many benefits of the PPA and ESP IV.

*    *    *

On April 1, 2016, we commenced mailing of our proxy materials. Your Board recommends that our shareholders vote “FOR” the Items 1 through 5, which includes management proposals relating to supermajority voting and proxy access. Your Board also recommends that you vote “AGAINST” the four shareholder proposals that appear on this year’s agenda (Items 6 through 9). A full explanation of our position on each of these items is available in our proxy statement.

Thank you for your ongoing support of FirstEnergy.

Sincerely,

IMPORTANT INFORMATION

FirstEnergy Corp. (FirstEnergy) filed a definitive proxy statement in connection with its 2016 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2016. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement, this letter and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/financialreports or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.

INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2016.

NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this letter are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations, including regarding future financial and operational performance (whether associated with compensation arrangements or otherwise), and typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “goal,” “target,” “will,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are qualified by, and should be read together with, the risk factors included in (a) Item 1A Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K and (b) other factors discussed in our other filings with the Securities and Exchange Commission. We expressly disclaim any current intention to update, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

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